                                                                Exhibit 99-D-2.1

                                  BEFORE THE
                    PENNSYLVANIA PUBLIC UTILITY COMMISSION


APPLICATION OF PECO ENERGY    :
COMPANY, PURSUANT TO CHAPTERS       :
11, 19, 21, 22 AND 28 OF THE PUBLIC :
UTILITY CODE, FOR APPROVAL    :
OF (1) A PLAN OF CORPORATE    :
RESTRUCTURING, INCLUDING THE  :     APPLICATION
CREATION OF A HOLDING COMPANY       :    DOCKET NO. A-___________
AND (2) THE MERGER OF THE NEWLY     :
FORMED HOLDING COMPANY AND    :
UNICOM CORPORATION  :



                      APPLICATION OF PECO ENERGY COMPANY



Thomas P. Gadsden, Esquire          Paul R. Bonney, Esquire
gads5234@mlb.com                    pbonney@peco-energy.com
Anthony C. DeCusatis, Esquire       Ward L. Smith, Esquire
decu5034@mlb.com                    wlsmith@peco-energy.com
Morgan, Lewis & Bockius, LLP        Kent D. Murphy, Esquire
1701 Market Street                  kmurphy@peco-energy.com
Philadelphia, PA 19103-2921         PECO Energy Company
Telephone:  (215) 963-5234          2301 Market Street
Facsimile:  (215) 963-5299          P.O. Box 8699
                                    Philadelphia, PA 19101-8699
                                    Telephone:  (215) 841-4252
November 22, 1999                   Facsimile:  (215) 568-3389

                               TABLE OF CONTENTS

                                                                            Page
I.   INTRODUCTION                                                            1

I.   DESCRIPTION OF THE APPLICANT AND THE OTHER COMPANIES INVOLVED IN
     THE PROPOSED TRANSACTIONS                                               3

I.   OVERVIEW OF THE PROPOSED TRANSACTIONS                                   4

I.   REQUESTED APPROVALS AND LEGAL STANDARDS                                 8

I.   IMPACT OF THE PROPOSED TRANSACTIONS ON SERVICE, RATES, JOBS AND
     LOCAL COMMUNITIES                                                      16

I.   IMPACT OF THE PROPOSED TRANSACTIONS ON COMPETITION                     18

I.   BENEFITS OF THE RESTRUCTURING AND MERGER                               18

I.   WRITTEN TESTIMONY                                                      23

I.   ADDITIONAL SUPPORTING DATA                                             24

I.   OTHER REGULATORY AND SHAREHOLDER APPROVALS                             25

I.   PROPOSED LITIGATION SCHEDULE                                           27

I.   NOTICE                                                                 27

     INDEX OF EXHIBITS

                                  BEFORE THE
                    PENNSYLVANIA PUBLIC UTILITY COMMISSION


APPLICATION OF PECO ENERGY    :
COMPANY, PURSUANT TO CHAPTERS       :
11, 19, 21, 22 AND 28 OF THE PUBLIC:
UTILITY CODE, FOR APPROVAL    :
OF (1) A PLAN OF CORPORATE    :
RESTRUCTURING, INCLUDING THE  :     APPLICATION
CREATION OF A HOLDING COMPANY:      DOCKET NO. A-___________
AND (2) THE MERGER OF THE NEWLY     :
FORMED HOLDING COMPANY AND    :
UNICOM CORPORATION  :


                      APPLICATION OF PECO ENERGY COMPANY

                                A. INTRODUCTION


     1. PECO Energy Company ("PECO" or the "Company"), pursuant to Chapters 11, 19, 21, 22 and 28 and all other applicable provisions of the Public Utility Code, hereby requests that the Pennsylvania Public Utility Commission (the "Commission") issue an Order approving a plan of corporate restructuring, including the creation of a holding company ("Restructuring"), and the merger of the newly formed holding company and Unicom Corporation ("Merger"). More specifically, PECO requests that the Commission authorize: (1) the formation of a holding company and the transfer of certain assets and common facilities from PECO to its newly established corporate affiliates; and (2) the merger of the newly formed holding company with Unicom Corporation ("Unicom"). In addition, PECO seeks approval of various affiliated interest agreements between it and other members of the new holding company system. Finally, PECO asks the Commission to make the findings needed for its new generating company affiliate to obtain "exempt wholesale generator" ("EWG") status and to engage in certain affiliated power sales under Sections 32(c) and 32(k) of the Public Utility Holding Company Act of 1935 ("PUHCA").


     2.   The name and address of the Applicant are as follows:

          PECO Energy Company
          2301 Market Street
          P.O. Box 8699
          Philadelphia, PA 19101-8699


     3.   The names and addresses of the Applicant's attorneys are as follows:

          Paul R. Bonney, Esquire
          pbonney@peco-energy.com
          Ward L. Smith, Esquire
          wlsmith@peco-energy.com
          Kent D. Murphy, Esquire
          kmurphy@peco-energy.com
          Assistant General Counsel
          PECO Energy Company

          2301 Market Street
          P.O. Box 8699
          Philadelphia, PA 19101-8699
          (215) 841-4252
          (215) 568-3389 (FAX)

          Thomas P. Gadsden, Esquire
          gads5234@mlb.com
          Anthony C. DeCusatis, Esquire
          decu5034@mlb.com
          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA 19103-2921
          (215) 963-5234
          (215) 963-5299 (FAX)


               B.   DESCRIPTION OF THE APPLICANT AND THE
                    OTHER COMPANIES INVOLVED IN THE
                    PROPOSED TRANSACTIONS

     4. PECO is an exempt public utility holding company under Section 3(a)(2) of PUHCA (15 U.S.C. (S) 79c(a)(2)), organized and existing under the laws of the Commonwealth of Pennsylvania, and is primarily engaged in the business of supplying and distributing electricity and natural gas./1/ Retail electric service is furnished in all or substantially all of Bucks, Chester, Delaware, Montgomery and Philadelphia Counties and a portion of York County. Retail gas service is provided in substantial portions of Bucks, Chester, Delaware and Montgomery Counties and a small section of Lancaster County. PECO is also engaged, through separate subsidiaries, functional divisions or partnership interests, in a variety of non-regulated activities, including the competitive marketing of electric generation and natural gas, telecommunications, real estate development and infrastructure services. A diagram depicting PECO's existing corporate structure is attached hereto as Exhibit "A."


     5. Unicom is an exempt public utility holding company under Section 3(a)(1) of PUHCA (15 U.S.C. (S) 79c(a)(1)), organized and existing under the laws of the State of Illinois. Unicom's principal subsidiary is Commonwealth Edison Company ("ComEd"), a regulated utility that is engaged in the business of supplying, transmitting and distributing electricity in northern Illinois and, through a wholly owned subsidiary,



-------------------
/1/ PECO has turned over the operational control of its electric transmission system to an independent system operator ("ISO") -- the PJM
     Interconnection, L.L.C. -- which performs that function for a control area comprising all or parts of the states of Pennsylvania, New Jersey, Delaware, Maryland and Virginia, and the District of Columbia.

provides transmission service in portions of Indiana./2/ In addition, other subsidiaries are engaged in a variety of non-regulated activities, including energy monitoring, distributed generation, district cooling and the competitive marketing of electric generation and natural gas. A diagram depicting Unicom's existing corporate structure is attached hereto as Exhibit "B".

     6. NEWHOLDCO Corporation ("NewCo."), a Pennsylvania corporation, is a wholly owned subsidiary of PECO that was established to effectuate the Restructuring and the Merger. As more fully described below, NewCo. will become the new publicly held holding company for the combined enterprise with PECO and ComEd as wholly owned first tier subsidiaries, and will register with the Securities and Exchange Commission ("SEC") under PUHCA./3/


                   C.  OVERVIEW OF THE PROPOSED TRANSACTIONS


     7. The proposed Restructuring is described in detail in the attached Plan of Restructuring (Exhibit "C"). As discussed therein, the principal goals of the



-------------------
/2/ ComEd is a charter member of the Midwest Independent System Operator ("MISO"), which is expected to commence operations in 2001. Once the MISO is operational, ComEd will turn over control of its transmission system to the MISO.

/3/ "NewCo." will be renamed shortly after consummation of the Restructuring and Merger.

Restructuring are to establish a holding company system and to formalize, in a corporate sense, the functional separation of PECO's existing lines of business.

     8. The proposed Restructuring will be accomplished in three major steps, the first being a share exchange. More specifically, each PECO shareholder will be entitled to receive for each share of PECO common stock held either one share of NewCo. common stock or $45.00 in cash, subject to proration. NewCo. will thereby become the parent of PECO.

     9. In the second step of the proposed Restructuring, PECO will transfer its generating assets and wholesale power contracts to a newly formed generation subsidiary ("GenCo.") and will transfer certain other assets and common facilities to NewCo., a newly formed service company ("ServeCo.") and newly formed non-utility business subsidiaries ("VenturesCo.")./4/ These transfers will be effected through a "division" under the Pennsylvania Business Corporation Law (15 Pa. C.S. (S)(S) 1101 et seq.). The transferred assets will include the stock of certain existing wholly owned subsidiaries. "PECO Energy Company," as the "dividing corporation," will "survive" the division as the regulated transmission and distribution utility. PECO's wholesale marketing operations (i.e., Power Team) will be located within GenCo.; its retail marketing


---------------------
/4/ It is anticipated that, following the Restructuring and Merger, various administrative functions (e.g., accounting, legal, human resources, finance, information technology) will be centralized and that associated services will be provided to PECO, and other members of the affiliated group, on a contractual basis. See discussion below.

operations (i.e., Excelon Energy) will report through VenturesCo. and may be located, as a matter of corporate structure, either in VenturesCo. or GenCo.


     10. In the final step of the proposed Restructuring, PECO will distribute to NewCo. its shares of stock in GenCo., as well as its interest in several other existing subsidiaries. As a result, only the Eastern Pennsylvania Development Company, the PECO Energy Capital Corporation and the PECO Energy Transition Trust/5/ will continue to be owned and controlled by PECO after the Restructuring and Merger.

     11. Concurrent with the Restructuring, and pursuant to the terms of the attached Agreement and Plan of Exchange and Merger (the separately bound Exhibit "D"), Unicom will merge into NewCo. Each Unicom shareholder will be entitled to receive for each share of Unicom common stock held either a 0.95 share of NewCo.
common stock or $42.75, subject to proration.   NewCo. will thereby become the
corporate parent of ComEd and the other Unicom subsidiaries.


------------------
/5/ The PECO Transition Trust was established in conjunction with PECO's securitization of intangible transition property (i.e. recoverable stranded costs).

     12. As indicated previously, PECO common stock will be exchanged for a like number of shares of NewCo. common stock./6/ Consequently, all common shareholders of PECO will become common shareholders of NewCo. (unless, of course, they elect to receive cash instead). The proposed Restructuring and Merger will not change the terms or character of PECO's outstanding preferred stock -- those shares will not be exchanged, but rather will continue to represent preferred equity in PECO. In addition, none of PECO's outstanding indebtedness will be assumed or guaranteed by NewCo.; indeed, the vast majority of PECO's debt will remain the sole obligation of PECO./7/

     13. Diagrams depicting NewCo.'s post-Merger corporate structure are attached hereto as Exhibits "E," "E-1" and "E-2." As shown thereon, and as further described in supporting testimony submitted herewith, NewCo.'s principal subsidiaries will include PECO, ComEd, GenCo., ServeCo. and one or more companies engaged in miscellaneous non-regulated business ventures. As noted previously, NewCo., which will be headquartered in Chicago but also have offices in Philadelphia, will be a registered public utility holding company under PUHCA.

     14. The NewCo. board of directors will consist of sixteen members, eight selected by PECO and eight selected by Unicom. Corbin A. McNeill, Jr., president, chief

--------------------
/6/ As is the case with PECO common shares today, NewCo. common stock will be listed and publicly traded on the New York Stock Exchange.

executive officer and chairman of the board of Unicom, will share managerial responsibility for the combined enterprise for a transition period lasting until December 31, 2003. In broad terms, Mr. McNeill will oversee generation and energy marketing operations and Mr. Rowe will oversee transmission and distribution operations, as well as unregulated business lines.
Kenneth G. Lawrence, a 30-year PECO veteran, will be President of the disagregated PECO and will be responsible for managing the electric and natural gas delivery functions in Pennsylvania.


     15. PECO will remain headquartered in Philadelphia and, as noted above, will house local electric and natural gas delivery operations. Consistent with the terms of the May 14, 1998 Full Settlement in its electric restructuring proceeding at Docket No. R-00973953 (the "Restructuring Settlement"), PECO will satisfy its obligations as provider of last resort by purchasing required amounts of energy and capacity at wholesale from GenCo. and other generation suppliers.


     16. In short, PECO will continue to provide regulated electric and natural gas service and, as such, will remain subject to the Commission's jurisdiction over its retail rates and terms and conditions of service. PECO's dealings with its affiliates, in turn, will be governed by the provisions of Chapter 21 of the Public Utility Code and, in the

------------------------------------------------------------------------------
/7/ PECO expects that certain pollution control bonds which relate directly to specific generating plant investment will be assigned to GenCo.

case of GenCo., by the Code of Conduct and Competitive Safeguards set forth in the Restructuring Settlement. Finally, should it engage in retail electric and natural gas sales in the Commonwealth, GenCo. (and its affiliated suppliers) will subject itself to regulation under Chapters 28 and 22 of the Code.

          D.   REQUESTED APPROVALS AND LEGAL STANDARDS

     17. The transactions described herein implicate a number of Code provisions. To the extent the Commission concludes that the following recitation of requested actions is incomplete, PECO asks that the Commission grant such additional approvals as are necessary to complete the proposed Restructuring and Merger.

                                  Chapter 11

     18. Section 1102(a)(3) of the Public Utility Code (66 Pa. C.S. 1102(a)(3)) requires that a public utility obtain a certificate of public convenience before it may "acquire from, or transfer to, . . . the title to, or the possession or use of, any tangible or intangible property used or useful in the public service." Section 1103(a) of the Code further provides that such a certificate shall be issued only upon a showing that its granting is "necessary or proper for the service, accommodation, convenience, or safety of the public" (66 Pa. C.S. (S) 1103(a)).

     19. In York v. Pa. P.U.C., 295 A.2d 825, 828 (1972), the Pennsylvania Supreme Court held that those seeking approval of a utility merger must demonstrate that the merger "will affirmatively promote the `service, accommodation, convenience, or safety of the public' in some substantial way." Evidence deemed sufficient to satisfy this standard has included testimony that the merger would produce a stronger company; that investors would be more attracted to a larger enterprise; that certain duplicative tasks would be eliminated; that service would be improved; and that economies would give rise to lower rates than otherwise over time./8/ See York, supra,; see also Application of Newtown Artesian Water Co. and Indian Rock Water Co., 1992 Pa. PUC LEXIS 44 (April 7, 1992).

     20. Share Exchange and Change in Control. The share exchange between PECO and NewCo., by effecting a "change in control" of PECO, will constitute a transfer of used or useful property under Section 1102(a)(3) (66 Pa. C.S. (S) 1102(a)(3)), as that provision has been interpreted and applied by the Commission. See 52 Pa. Code (S) 69.901

__________________________

/8/ In several recent decisions, the Commission has ruled that the specific impact of a merger or acquisition on future rates was more appropriately addressed in a subsequent rate proceeding. See, e.g., Joint Application of PG Energy, Inc. et al., Docket No. A-120011 (Order entered September 15,
     1999); Joint Application of Philadelphia Suburban Water Co. et al., Docket No. A-212370.F0018 (Order entered March 31, 1995).

(Utility Stock Transfer Under 66 Pa. C.S. (S) 1102(a)(3) - Statement of Policy)./9/ For the reasons discussed in Paragraph 35, below, PECO submits that the proposed Restructuring is in the public interest and therefore requests that the Commission issue a certificate of public convenience evidencing the foregoing approval./10/


     21. Transfer Of Assets. In its May 14, 1998 Order approving PECO's Restructuring Settlement, the Commission stated as follows (p. 10):


          2. That the Commission hereby approves without condition all aspects of PECO's transfer or assignment of its generation assets and liabilities and the wholesale power contracts as set forth in the settlement. The transfer or assignment may be, in PECO's discretion, to an entity that is an affiliate or subsidiary of PECO, or a non-affiliate. We hereby grant and issue all approvals and certificates of public convenience required under the Public Utility Code regarding the transfer or assignment of PECO's generating assets and liabilities and wholesale power contracts under the settlement, including but not limited to approvals under Chapters 5, 11, 19, 21 and 28 of the Public Utility Code.

__________________________
/9/ The Merger of NewCo. and Unicom will not result in the creation of a new controlling interest or the elimination of an existing controlling interest, as those terms are defined in the Commission's Policy Statement (52 Pa. Code (S) 69.901), and therefore, in PECO's view, does not itself trigger the requirements of Section 1102(a)(3).

/10/ To the extent necessary, PECO further requests that the Commission approve the concomitant change in control over PECO's 50% interest in PECO Hyperion Telecommunications ("PHT"). PHT, a general partnership formed by PECO and Hyperion Telecommunications of Pa., Inc., was issued a certificate of public convenience on March 14, 1996 to furnish intrastate telecommunications services in the Philadelphia area as a competitive access provider (see Docket No. A-310378). On May 25, 1998, PHT's certificate was revised to allow it to provide competitive local exchange services and to offer intraLATA toll services (Docket No. A-310378, F.0002 and F.0003). On March 29, 1999, PHT's certificate was further revised to allow it to operate as a competitive local exchange carrier in the service territory of United Telephone (Docket No. A-310378 F. 0002). The proposed Restructuring and Merger will have no effect on PHT's operations.

Consistent with the Restructuring Settlement (p. 24), the generating assets and liabilities will be transferred to GenCo. at their value at the date of transfer./11/ In accordance with Section 1102 of the Code (66 Pa. C.S. (S)
1102), PECO requests that the Commission take the ministerial step to issue any necessary certificate of public convenience.

     The proposed Restructuring and Merger further anticipate the transfer by PECO to NewCo., ServeCo. and VenturesCo. of various assets that will be utilized by them in furnishing miscellaneous business services (e.g., accounting, legal, human resources, finance, information technology). As discussed in Paragraph 35 below, PECO believes that the consolidated group can achieve certain efficiencies by centralizing these common functions and that such efficiencies will ultimately inure to the benefit of PECO's retail electric and natural gas customers. The specific items to be transferred will not be known until integration teams conclude their analyses; however, a preliminary representation of the assets and liabilities to be transferred is provided in Exhibit "G." Following the practice utilized in the Restructuring Settlement for its generating assets, PECO requests that the Commission pre-approve the transfer of miscellaneous assets and common facilities to NewCo., ServeCo. and VenturesCo. at their value as of the date of transfer,

____________________
/11/ A general description of the generating assets, liabilities and wholesale power contracts to be transferred is provided in Exhibit "F." Also included is a schedule setting forth, by plant account, the net book value of such assets and liabilities at June 30, 1999.

with the understanding that PECO will file with the Commission an itemized list of such assets and liabilities once the transfers have been completed.

                                   Chapter 19

     22. Securities And Obligations. The proposed Restructuring and Merger do not call for PECO to issue or assume any new securities. However, several debt obligations of PECO will likely be assigned to GenCo. as part of the aforementioned transfer of generating assets and liabilities. This transaction would not appear to trigger the requirements of Section 1901 of the Code (66 Pa. C.S. (S) 1901). In the alternative, to the extent required by law, PECO requests that the Commission issue the necessary approvals.

                                   Chapter 21

     23. Contracts With Affiliated Interests. Following the proposed Restructuring and Merger, services that are presently furnished by separate business units within PECO will be provided by separate corporate entities. For example, and as earlier described, certain routine functions, such as accounting, legal, human resources, finance and information technology, will be housed within ServeCo. and made available to PECO on a contractual basis. The provision of non-power goods and services from a ServeCo. in a registered holding company system is generally regulated by the SEC. PECO and Unicom will submit a form of affiliated services contract to the SEC that generally controls the provision of non-power goods and services to all entities in the corporate family, including PECO. The SEC contract is attached as Exhibit "H-1." This contract conforms to SEC requirements on pricing -- that the services be provided at no more than cost -- and rigorous requirements for allocation of indirect costs. PECO anticipates that the contract will be approved by the SEC in substantially the form attached as Exhibit "H-1." PECO also believes that the agreement is reasonable and in the public interest. Insofar as the SEC contract will control the provision of non-power goods and services from ServeCo. to PECO, PECO therefore requests that the contract, in the form provided as Exhibit "H-1" or in such other substantially similar form as ultimately approved by the SEC, be approved under Section 2102(b) of the Code (66 Pa. C.S. (S) 2102(b)).

     24. In addition to the services that will be provided by ServeCo., from time to time other entities within the corporate group may provide or receive non-power goods and services from PECO. A form of service agreement for the provision of those goods and services is attached as Exhibit "H-2." This contract is based on the SEC contract described above and contains the same pricing and allocation factors, with one key exception: for transactions that involve PECO and any affiliated electric generation supplier ("EGS"), the contract provides that PECO will continue to honor the specific pricing provisions approved by the Commission in Appendices G and H of the Restructuring Settlement. Since this contract implements the affiliate transaction pricing for PECO - EGS transactions that the Commission previously approved, PECO believes that the agreement is reasonable and in the public interest and requests that the contract, in the form provided as Exhibit "H-2" or in such other substantially similar form to conform that contract to the service contract that will ultimately be approved by the SEC, be approved under Section 2102(b) of the Code (66 Pa. C.S
(S) 2102(b)).

     25. PECO will enter into a purchased power agreement with its GenCo. affiliate to provide substantially all of PECO's generation needs for the year 2000. The form of contract for that service is attached as Exhibit "H-3." PECO will either submit this wholesale purchased power contract to the Federal Energy Regulatory Commission ("FERC") for its approval, or seek waiver of that requirement. In the Restructuring Settlement, PECO committed to abide by the comparable treatment/non-discrimination features set forth in the Competitive Safeguards (Appendix G) and the Interim Code of Conduct (Appendix H) attached to the Settlement Agreement. PECO acknowledges that its obligations under that agreement continue, notwithstanding the Restructuring and Merger, and will apply to its purchased power agreement with GenCo. PECO therefore believes that the form of agreement is reasonable and consistent with the public interest.

                               Chapters 22 and 28


     26. Natural Gas And Electric Restructuring. Chapters 22 (Natural Gas Competition Act) and 28 (Electric Competition Act) contain parallel provisions requiring the Commission to consider whether a proposed merger, consolidation, acquisition or disposition "is likely to result in anticompetitive or discriminatory conduct, including the unlawful exercise of market power, which will prevent retail [gas] [electricity] customers in this Commonwealth from obtaining the benefits of a properly functioning and workable competitive retail [natural gas] [electricity] market." See 66 Pa. C.S. (S)(S) 2210 and 2811(e). As the Commission previously recognized in approving the Restructuring Settlement, the formal separation of PECO's electric generation and delivery functions, coupled with the consumer protections to which PECO has already agreed, will have a beneficial effect on the development of a competitive retail electric market./12/ In addition, PECO and ComEd have taken leading roles in their respective jurisdictions in promoting and facilitating the opening up of wholesale and retail markets for competition. As demonstrated by the detailed analyses submitted with this filing, the Merger will not result in anticompetitive or discriminatory conduct or the unlawful exercise of market power, will not impede the further development of retail electric competition and will have no effect on PECO's natural gas operations.

                  Exempt Wholesale Generator ("EWG") Findings

_______________________________
/12/ PECO notes that Chapter 28 approval for the transfer of electric generating assets, liabilities and wholesale power contracts was expressly granted as part of PECO's Restructuring Settlement. See Paragraph 21 above.

     27. PECO does not plan to seek EWG status for GenCo. from the FERC at this time. However, that situation may change in the future. In order to minimize the possibility of having to refile a similar application, PECO therefore requests that the Commission's Order approving this Application contain the findings required by Section 32(c) of PUHCA (15 U.S.C. (S) 793-5a(c)), namely that the transfer of generating assets, liabilities and wholesale power contracts to a newly formed corporate subsidiary (1) will benefit customers, (2) is in the public interest and (3) does not violate state law.

     28. In addition, and for the same reasons, PECO requests that the Commission's Order include the findings required by Section 32(k) of PUHCA (15 U.S.C. (S) 793-5(a)(k))with respect to purchases of power from GenCo., i.e. that
(1) the Commission possesses sufficient regulatory authority, resources and access to books and records of PECO and any relevant associate, affiliate or subsidiary company to exercise its duties under Section 32(k) and (2) the purchase by PECO of energy and capacity from an affiliated EWG will benefit customers, does not violate State law, would not provide the EWG an unfair competitive advantage and is in the public interest. See Application of UGI Development Co., Docket No. P-00991693 (Order adopted August 26, 1999).

     29. The Commission essentially made the foregoing findings when it approved the Restructuring Settlement, authorizing the transfer of PECO's generating assets to a separate corporate entity and adopting stringent Competitive Safeguards/Code of Conduct provisions governing transactions between PECO and GenCo. PECO simply asks that those findings be made explicit in the Commission's Order approving the proposed Restructuring and Merger.

          E.   IMPACT OF THE PROPOSED TRANSACTIONS ON
               SERVICE, RATES, JOBS AND LOCAL COMMUNITIES

     30. PECO is committed to providing adequate, efficient, safe and reliable electric service, and its track record of extraordinary dependability bears this out. Neither the Restructuring nor the Merger will diminish in any way PECO's aggressive pursuit of service excellence. To the contrary, PECO believes that the combined enterprise, by virtue of its greater resources and the sharing of "best practices," will be even better positioned to meet future customer demands and to ensure that the high quality of service presently being provided is maintained and/or enhanced.

     31. The rates, rules, regulations, and terms and conditions of service in effect on the date of closing will not change as a result of the Restructuring and Merger. Going forward, PECO believes that economies generated by the Restructuring and the Merger will help to offset the ongoing rise in the cost of providing regulated electric service, will give rise to lower rates than otherwise over time and will delay the need for rate relief following the expiration of the transmission and distribution ("T&D") rate cap on June 30, 2005./13/

     32. The proposed transactions have very positive implications for the long-term outlook for employment in the Commonwealth. PECO, as the local "pipes and wires" company, will continue to be headquartered in Philadelphia and there will be no reduction in force of non-supervisory field personnel. In addition, GenCo., including power marketing operations such as the Power Team, will be headquartered in suburban Philadelphia and its presence is expected to create substantial employment opportunities as it grows and as competitive wholesale and retail electric and natural gas markets flourish. Finally, ServeCo., which will be headquartered in Chicago, will also maintain offices in the Philadelphia area and will employ substantial numbers of administrative personnel currently working for PECO.

     33. PECO has always played a vital role in the day-to-day life of southeastern Pennsylvania through the financial support of numerous civic and charitable organizations and, of equal importance, through the tireless involvement of PECO employees in the activities of those groups. That commitment will continue.

                            F. IMPACT ON COMPETITION

______________________
/13/ As part of the Restructuring Settlement, PECO agreed to extend the T&D rate cap by an additional 4 years from the June 30, 2001 date specified in the Electric Competition Act.

     34. PECO believes that the proposed Restructuring and Merger will have a positive impact on competition by (1) facilitating the separation of the generation and delivery functions and (2) furthering the development of new energy-related goods and services. However, to ensure that the specific concerns of Sections 2210(a) and 2811(e) are addressed, PECO is submitting herewith a detailed market power study performed by Dr. William H. Hieronymus (Ex. WHH-1). The study was conducted in a manner consistent with the Competitive Analysis Screen described in Appendix A to the FERC's Merger Policy Statement, which, in turn, is intended to comport with the Department of Justice and Federal Trade Commission Horizontal Merger Guidelines ("DOJ/FTC Guidelines"). /14/ Based on his analysis, Dr. Hieronymus concludes that the Merger will have no adverse competitive effect on Pennsylvania's retail energy markets.


                 G.  BENEFITS OF THE RESTRUCTURING AND MERGER

     35. Restructuring. The holding company structure is a well-established form of corporate organization for those companies conducting multiple lines of business. Indeed, PECO is one of the very few major utilities in Pennsylvania that has not


_____________________
/14/ The Commission has adopted the DOJ/FTC Guidelines as the framework for evaluating the competitive impact of electric utility mergers. See Joint Application of DQE Inc., Allegheny Power System, Inc., and AYP Sub, Inc., Docket No. A-110150F0015 (Order entered August 29, 1997).

heretofore structured its operations in this fashion. /15/ The benefits of the proposed Restructuring and functional disaggregation are summarized below.

          (a) Financial And Operational Flexibility. The holding company structure will allow use of financing techniques that are better suited to the requirements, characteristics and risks of non-utility operations without affecting PECO's creditworthiness. The ability to access different capital markets quickly with a broad range of financial instruments and maturities will permit a financing to be tailored to the type of investment being made on the most attractive possible terms, taking into account the appropriate capitalization for a particular subsidiary. This, in turn, will permit NewCo. to take advantage of non-utility business opportunities in a more timely manner.

          (b) Increased Accountability. Legally distinct entities will increase internal accountability and enable management to more thoroughly evaluate the success of existing and new businesses. This form of organization will also facilitate business segment reporting as now required under SEC and financial accounting rules.


_____________________
/15/ To the best of PECO's knowledge, all of the following entities are part of holding company systems: Electric -- Duquesne Light Company, Metropolitan Edison Company, Pennsylvania Electric Company, Pennsylvania Power Company, Pennsylvania Power and Light Company and West Penn Power Company; Natural Gas - Columbia Gas of Pa., Equitable Gas Company, National Fuel Gas Distribution Corporation, Penn Fuel Gas Companies, PG Energy, Inc., Peoples Natural Gas Company, and UGI Utilities, Inc.; Telecommunications-- Bell of Pa. and Citizens Utilities, Inc.; Water -- Consumers Water Companies, Pennsylvania-American Water Company, Philadelphia Suburban Water Company and United Water Pennsylvania.

          (c) Insulation Of Utility Customers From Unregulated Business Risks. The adoption of a holding company structure will further serve to insulate utility customers from the risks attendant to unregulated businesses.
Conducting non-utility businesses through separate subsidiaries of NewCo., rather than through subsidiaries or functional divisions of PECO, and the separate financing of their activities should provide additional comfort that PECO's customers are effectively shielded from the potential earnings volatility of those businesses.


          (d) Positive Effects On Retail Competition. The separation of electric generation and marketing functions from regulated delivery services will facilitate compliance with the Code of Conduct and Competitive Safeguards adopted as part of PECO's Restructuring Settlement because the individuals involved in these functions will be employed by different corporate entities. In addition, the creation of a stand-alone generating company was clearly anticipated and favored by the parties to that Settlement.

          (e) Reduction Of The Potential For Cross-Subsidization. PECO believes that economies can be achieved by centralizing certain business functions in a ServeCo., particularly as its non-utility operations expand in the future. Moreover, this step, coupled with rigorous adherence to the service agreements attached hereto as

Exhibits H-1 and H-2, should significantly reduce any risk of PECO's utility customers subsidizing unregulated businesses.

     36. Merger. The proposed Merger will create one of the premier energy companies in the nation. Indeed, by combining their considerable resources and expertise, PECO and ComEd will strengthen their ability to provide cost-effective, safe and reliable service in the rapidly evolving competitive energy marketplace and thereby will affirmatively promote the public interest in a number of substantial ways.

          (a) Expanded Portfolio Of Generation Assets. The combined enterprise is expected to have a national portfolio of generation assets with a capacity nearly double that of PECO alone. It is anticipated that this will enable PECO and ComEd to enhance reliability and minimize their exposure to the risk of supply disruptions.

          (b) Sharing Of Best Practices. The sharing of "best practices" between PECO and ComEd will enhance operations at all levels -- e.g., nuclear generating plant performance, fuel procurement, transmission and distribution system maintenance and customer service. Over time, such improvements will directly benefit customers in terms of the quality and cost of the service they receive.

          (c) Improved Reliability And Customer Service. With a customer base of approximately 5 million, the combined enterprise will be able to invest in new technologies that might be cost prohibitive for either PECO or ComEd on a stand-alone basis. In addition, PECO and ComEd plan to assess the viability of coordinating their call center operations to provide enhanced phone coverage during high volume periods.

          (d) Commitment To Competition. PECO and ComEd fully support wholesale and retail competition and, as previously noted, have become strong advocates of the restructuring initiatives undertaken in Pennsylvania and Illinois in recent years. This shared vision, and the critical mass that will come with the Merger, will allow both companies to be even more proactive in the development of new energy-related goods and services.

          (e) Cost Savings. The Merger will create the opportunity to achieve meaningful cost savings not only through the sharing of best practices (see discussion above), but also through purchasing economies and the elimination of duplicative functions. These savings will inure to the benefit of customers over time as they will mitigate the need to file for rate relief in the future.

          (f) Intellectual Capital. The merged entity will be able to draw upon the knowledge, technical expertise and experience of a deeper and more diverse workforce simply by virtue of the combination of human resources.

          (g) Creation Of A Stronger Company. All of the foregoing will result in the creation of a stronger company that is better positioned to compete and to attract capital on reasonable terms.

     37. PECO remains fully committed to providing safe and reliable electric and natural gas service at reasonable rates and, in fact, is convinced that the relief requested in this Application will enhance its ability to do so in the emerging deregulated environment.


                             H.  WRITTEN TESTIMONY

     38. PECO is submitting herewith the written testimony and supporting exhibits of five witnesses that comprise its case-in-chief:

     Kenneth G. Lawrence is President of PECO Energy Distribution and is responsible for managing PECO's retail natural gas and electric delivery functions. Mr. Lawrence makes clear that the proposed Restructuring and Merger will not adversely affect PECO's regulated operations, the employees who staff those operations or the local communities and organizations that have enjoyed PECO's support over the years.

     Richard G. White is PECO's Vice President of Corporate Planning. Mr. White describes the proposed Restructuring and Merger and identifies the principal factors that PECO considered in deciding to pursue a merger with Unicom.

     Thomas P. Hill, Jr. is PECO's Vice President, Regulatory and External Affairs. Mr. Hill underscores PECO's unwavering commitment to honor all aspects of its Restructuring Settlement and explains how various provisions of that Settlement will apply following consummation of the Restructuring and Merger proposed herein. Mr. Hill also discusses the impact of merger-related synergies on future regulated rates.

     Thomas J. Flaherty is the National Partner - Energy Consulting and a partner in the Deloitte & Touche Consulting Group LLC. Mr. Flaherty presents the results of a study that he conducted to assist PECO and Unicom in identifying and quantifying the potential cost savings in regulated operations that will likely arise from the proposed Merger.


     William H. Hieronymus is Senior Vice President of PHB Hagler Bailly, Inc. Dr. Hieronymus analyzes the Merger in light of the FERC's Merger Policy Statement and concludes that the Merger will have no adverse competitive impact on Pennsylvania's retail energy markets.

                        I.  ADDITIONAL SUPPORTING DATA

     39. Attached as Exhibit "I" are statements of the original cost of PECO's electric and natural gas plant in service, by primary account, together with the associated reserve for depreciation, as of December 31, 1998. As noted previously, a schedule setting forth the net book value of assets and liabilities to be transferred to GenCo. is provided in Exhibit F.

     40. Attached as Exhibit "J-1" is a consolidated balance sheet for PECO as of June 30, 1999 and a pro forma, post-Restructuring and Merger balance sheet for NewCo. as of that same date. Exhibit "J-2" provides a post-Restructuring and Merger balance sheet for PECO.

     41. Attached as Exhibit "K-1" is an income statement for PECO for the twelve months ended December 31, 1998 and the six months ended June 30, 1999, and pro forma, post-Restructuring and Merger income statements for NewCo. for those same periods. Exhibit "K-2" provides a post-Restructuring and Merger income statement for PECO for the six months ended June 30, 1999.

     42. Attached as Exhibit "L" is a listing of the number of electric customers and natural gas customers, by rate classification, for PECO as of June 30, 1999. Approval of this Application and consummation of the transactions proposed herein will have no effect on the number of customers served by PECO or the rates that they are charged.

     43. Attached as Exhibit "M" is a copy of PECO's 1998 annual report to shareholders.

     44. Attached as Exhibit "N" is a copy of Unicom's 1998 annual report to shareholders.

     45. All annual reports, tariffs, certificates of public convenience, applications, securities certificates and similar documents previously filed by PECO are made a part hereof by reference.

                J.  OTHER REGULATORY AND SHAREHOLDER APPROVALS

     46. Consummation of the proposed Restructuring and Merger is subject to various conditions, including: (a) the approval of the SEC under PUHCA; (b) the registration of NewCo.'s common stock by the SEC under the Securities Act of 1933; (c) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (d) the approval of the FERC under the Federal Power Act; and (e) the approval of the Nuclear Regulatory Commission ("NRC") under Section 184 of the Atomic Energy Act of 1954. In addition, ComEd will shortly be making a filing with the Illinois Commerce Commission under Section 16-111(g) of the Illinois Public Utilities Act./16/

     47. PECO is preparing and will file shortly a request seeking a ruling from the Internal Revenue Service ("IRS") that the Restructuring transactions contemplated herein will qualify as a tax-free restructuring for Federal corporate income tax purposes. In addition, certain rulings by the IRS and/or legislative changes to the Internal Revenue Code will be necessary to assure that nuclear decommissioning funds accumulated in qualified and non-qualified trust accounts and presently maintained by PECO may be transferred to GenCo. on a tax-free basis.

     48. The proposed Restructuring and Merger are subject to the affirmative vote of the holders of a majority of the votes cast by all of PECO's common shareholders. In addition, the proposed Merger is subject to the affirmative vote of at least two-thirds of the outstanding shares of Unicom common stock. PECO and Unicom intend to seek the approval of their shareholders at meetings to be scheduled for early April, 2000 and plan to complete the Restructuring and Merger as soon as possible after all regulatory and shareholder approvals have been obtained.

__________________________
/16/ A copy of the FERC Merger application, filed jointly by PECO and ComEd on November 22, 1999, is being served on the Commission under separate cover. Copies of the SEC, NRC and Illinois filings will be served on the Commission when made.

                       K.  PROPOSED LITIGATION SCHEDULE

     49. PECO hopes to consummate the proposed Restructuring and Merger and to begin creating the benefits therefrom as expeditiously as possible consistent with the legitimate review rights of interested parties. With that in mind, and because the transactions set forth herein do not raise competitive concerns, PECO requests that the Commission direct that this proceeding be concluded within five months, or by mid-April 2000. Such a schedule would be consistent with the time taken by the Commission to review and act upon other recent merger applications.

     50. PECO suggests that holding a Preheating Conference early in the process will assist the parties in identifying and resolving the issues that will need to be addressed. In addition, PECO proposes that this matter, should it proceed to full litigation, be briefed directly to the Commission without resort to an initial round of Briefs to the presiding Administrative Law Judge, the issuance of a Recommended Decision and the filing of Exceptions and Replies to Exceptions thereto. This procedure was followed successfully in PECO's electric restructuring proceeding and yielded significant savings in terms of time and litigation expense.

                                  L.  NOTICE

     51. PECO will shortly begin sending bill inserts to its customers advising them of this filing and will issue a press release and publish notice of this Application in newspapers of general circulation in its service territory. PECO is also serving copies of this filing on the Offices of Trial Staff, Consumer Advocate and Small Business Advocate and is serving notice of this filing on all other active parties to PECO's electric restructuring proceeding at Docket No. R-00973953 and parties that have been active in natural gas restructuring (see the service list attached to PECO's transmittal letter). A copy of the form of notice is appended hereto as Exhibit O.

     WHEREFORE, for the reasons set forth above, PECO Energy Company requests that the Commission approve this Application and grant the relief requested herein.


                              Respectfully submitted,


                              _________________________
                              Paul R. Bonney, Esquire
                              pbonney@peco-energy.com

                              Ward L. Smith, Esquire
                              wlsmith@peco-energy.com

                              Kent D. Murphy, Esquire
                              kmurphy@peco-energy.com
                              Assistant General Counsel

                              PECO Energy Company
                              2301 Market Street
                              P.O. Box 8699
                              Philadelphia, PA 19101-8699
                              (215) 841-4252
                              (215) 568-3389 (FAX)

                              Thomas P. Gadsden, Esquire
                              gads5234@mlb.com

                              Anthony C. DeCusatis, Esquire
                              decu5034@mlb.com

                              Morgan, Lewis & Bockius LLP

                              1701 Market Street
                              Philadelphia, PA 19103-2921
                              (215) 963-5234
                              (215) 963-5299 (FAX)

Dated: November 22, 1999      Counsel for PECO Energy Company